Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

In the Matter of RAINIER PACIFIC BANK TACOMA, WASHINGTON (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) ) ) ) )	ORDER TO CEASE AND DESIST FDIC-09- 521b

Rainier Pacific Bank, Tacoma, Washington ("Bank"), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1818(b)(1), and Section 32.04.250 of the Revised Code of Washington, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with counsel for the Federal Deposit Insurance Corporation ("FDIC"), and with counsel for the Washington Department of Financial Institutions (“WDFI”), dated September 28, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC and the WDFI.

    The FDIC and the WDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and violations of law and/or regulations.  The FDIC and the WDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and WDFI Report of Examination (“ROE”) dated February 9, 2009:
(a)  operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
(b)  operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;
(c)  operating with inadequate capital in relation to the kind and quality of assets held by the Bank;
(d)  operating with an inadequate loan valuation reserve;
(e)  operating with a large volume of poor quality loans and securities;
(f)  engaging in unsatisfactory lending and collection practices;
(g)  operating with inadequate procedures for valuing and pricing collateral debt obligation investments;
(h)  operating with inadequate provisions for liquidity;
(i)  operating in such a manner as to produce operating losses;

(j)  operating in violation of section 337.3(c)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.3(c)(2); and section 215.4(e) of Regulation O of the Board of Governors of the Federal Reserve System, 12 C.F.R. §§ 215.4(e), made applicable to state nonmember institutions by section 18(j)(2) of the Act, 12 U.S.C. § 1828(j)(2), as more fully set forth in the ROE dated February 9, 2009; and
(k)  operating in contravention of the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 13, 2006, as more fully set forth in the ROE dated February 9, 2009.
IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:
1.             The Bank shall have and retain qualified management.
(a)   Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Each member of management shall be provided appropriate written authority from the Bank's Board to implement the provisions of this ORDER.
(b)   The qualifications of management shall be assessed on its ability to:
(i)        comply with the requirements of this ORDER;
(ii)       operate the Bank in a safe and sound manner;
(iii)  comply with applicable laws and regulations; and
(iv)  restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c)   During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Director of Banks of the Washington Department of Financial Institutions ("Director") in writing when it proposes to add any individual to the Bank's Board or employ any individual as a senior executive officer.  The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.
(d)           The Bank shall not pay executive management bonuses without the prior written consent of the Regional Director and Director.  The term “Executive Management” is as defined in the Federal Reserve Board’s Regulation O.
2.   Within 30 days from the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
3.   (a)           Within 60 days of the effective date of this ORDER, the Bank shall increase and thereafter maintain Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank’s total assets.

(b)  Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet and thereafter maintain the minimum risk-based capital requirements as described in the FDIC’s Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A.  The Plan shall be in a form and manner acceptable to the Regional Director and Director as determined at subsequent examinations.
(c)  The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.
(d)      For the purpose of this Order, the terms “Tier 1 capital” and “total assets” shall have the meaning as described to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. § 325.2(v) and 325.2(x).
4.             (a)      Within 30 days from the effective date of this ORDER, the Bank shall maintain the ALLL at an adequate level commensurate with the risk in the loan portfolio.
(b)  Additionally, within 30 days from the effective date of this ORDER, the Bank’s Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the ALLL.  For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other credit-related items classified "Loss" in the Joint ROE dated February 9, 2009.  The policy shall provide for a review of the ALLL at least once each calendar quarter.  Said review should be completed in order that the findings of the Bank’s Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank's internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings.  The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review.  Upon completion of the review, the Bank shall maintain its ALLL consistent with the ALLL policy established.  Such policy and its implementation shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.
5.             (a)           Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified "Loss" and one-half of the loans classified "Doubtful" in the ROE dated February 9, 2009 that have not been previously collected or charged off.  Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.
(b)   Within 120 days from the effective date of this ORDER, the Bank shall have reduced the loans classified “Substandard” and the loans classified as "Doubtful" in the ROE dated February 9, 2009 that have not previously been charged off to not more than 50 percent of Tier 1 capital plus the ALLL.
(c)   The requirements of Subparagraphs 5(a) and 5(b) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets.  Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.  As used in this paragraph the word "reduce" means:

(i)       to collect;
(ii)  to charge-off; or
(iii)  to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC and/or WDFI.
(d)   Within 60 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified asset identified in the ROE dated February 9, 2009 that is greater than $500,000.  The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director and Director as determined at subsequent examinations.
6.   (a)              Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" and is uncollected.  Subparagraph 6(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 ("FASB 15").
(b)   Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Doubtful" without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.
(c)   Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part,

"Substandard" without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

(d)   The loan committee or Bank’s Board shall not approve any extension of credit, or additional credit to a borrower in Paragraphs (b) and (c) above without first collecting in cash all past due interest.
7.   Within 30 days from the effective date of this ORDER, the Bank shall implement accurate and realistic models for valuing and pricing its collateralized debt obligations portfolio and recognizing Other-Than-Temporary Impairment (“OTTI”) securities as described in the Joint ROE dated February 9, 2009.  The model(s) utilized for quarterly determinations of impairment charges and investment pricing and securities valuation shall adhere to Generally Accepted Accounting Principles (“GAAP”) and appropriate practices applied to such securities.  The analysis and assumptions shall be satisfactory to the Regional Director and the Director consistent with GAAP, as determined at subsequent examinations and/or visitations.
8.   Within 60 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Director a written three-year strategic plan.  Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of December 31, 2010, December 31, 2011, and December 31, 2012.  For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets.  The plan shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

9.   Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan.  This plan shall be forwarded to the Regional Director and the Director for review and comment and shall address, at a minimum, the following:
(a)   goals and strategies for improving and sustaining the earnings of the Bank, including:
(i)   an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank's operating performance;
(ii)   realistic and comprehensive budgets;
(iii)   a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and
(iv)   a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.
(b)   coordination of the Bank's loan, investment, and operating policies, and budget and profit planning, with the funds management policy.
10.   Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and contraventions of policy, as more fully set forth in the ROE dated February 9, 2009.  In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.
11.   Within 30 days from the effective date of this ORDER, the Bank’s Board shall revise, adopt and fully implement a written liquidity and funds management policy which includes a contingency plan detailing the actions to be implemented under various liquidity scenarios.  Such policy shall include specific provisions to provide for a minimum primary liquidity ratio (net cash, short-term, and marketable assets divided by net deposits and short-term liabilities) of at least 15 percent and a plan for achieving and maintaining the minimum primary liquidity ratio.  The policy and plan for achieving the minimum primary liquidity ratio shall be in a form and manner acceptable to the Regional Director and Director of Bank’s as determined at subsequent examinations and/or visitations.
12.   (a)           Within 10 days of the effective date of this ORDER, the Bank shall submit to the Regional Director and the Director a written plan for eliminating its reliance on brokered deposits.  The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over.  The Regional Director and the Director shall have the right to reject the Bank's plan.  On the 10th day of each month, the Bank shall provide a written progress report to the Regional Director and the Director detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank's plan.  For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.
(b)           Within 10 days of the effective date of this ORDER, the Bank shall certify in writing to the Regional Director and the Director that the pricing of all of the Bank’s deposit products is in compliance with the interest rate limitations in section 337.6 of the FDIC’s Rules and Regulations.  Such written certification should accompany data analysis adequate to support Bank’s conclusion.  Thereafter, the Bank shall make such certification and data available for the review of the Regional Director and the Director as requested at subsequent examinations and/or visitations.

13.   The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Director.
14.   Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank's Report of Condition and the Bank's Report of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Director have released the Bank in writing from making further reports.
15.   Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

       This ORDER will become effective upon its issuance by the FDIC and the WDFI.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the WDFI.
Pursuant to delegated authority.
Dated at San Francisco, California, this 30th day of September, 2009.

/s/J. George Doerr
J. George Doerr Deputy Regional Director Risk Management Division of Supervision and Consumer Protection San Francisco Region Federal Deposit Insurance Corporation

/s/Brad Williamson
Brad Williamson Director of Banks Washington Department of Financial Institutions